EXHIBIT 99.1

Stamps.com Investor Contact:	Press Contact:
Jamie Harper	Dena Cook
VP Finance & Investor Relations	Brew PR
(310) 482-5830	(310) 600-7160
http://investor.stamps.com	dena@brewpr.com

STAMPS.COM ANNOUNCES THIRD QUARTER 2006 RESULTS

Total Revenue up 24% to $18.9M

GAAP Net Income of $4.3 million

Non-GAAP Diluted Earnings Per Share excluding Stock-Based Compensation Expense up 92% to $0.21

LOS ANGELES - October 19, 2006 - Stamps.com® Inc. (Nasdaq: STMP) today announced results for the third quarter ended September 30, 2006.

Third Quarter 2006 Results Summary:

•	Total revenue was $18.9 million, an increase of 24% versus the same quarter last year.

•	Total core business (excluding only the PhotoStamps® business) revenue was $15.8 million, an increase of 17% for that business versus the same quarter last year.

•
Core business subscription revenue was $13.1 million and online store revenue was $1.9 million, up 19% and 9%, respectively, versus the same quarter last year. Insurance fees, licensing fees, and other revenue contributed an additional $0.8 million.

•	Approximately 176 thousand sheets of PhotoStamps were shipped, resulting in $3.1 million total third quarter PhotoStamps revenue, an increase of 76% versus the same quarter last year.

•	Total gross margin was 73% versus 73% in the same quarter last year.

•	Core business gross margin was 81% versus 78% in the same quarter last year, and PhotoStamps gross margin was 34% versus 34% in the same quarter last year.

•
GAAP net income was $4.3 million, or $0.18 per fully diluted share, including approximately $719 thousand of stock-based compensation expense related to the Company’s adoption of FASB Statement 123R that began in the first quarter of 2006.

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Excluding the FASB Statement 123R expenses, non-GAAP net income per fully diluted share was $0.21, an increase of 92% versus 2005 third quarter GAAP net income per share of $0.11, which also did not include any 123R-related expenses.

“Despite a challenging business environment, we were pleased with our third quarter earnings,” said Stamps.com president and CEO Ken McBride. “For PhotoStamps, we decided to lower our marketing spend levels during the seasonally slower summer months and, as a result, third quarter total PhotoStamps revenue slowed versus previous quarters. In the core business, we faced some unexpected challenges in subscription revenue collections during the third quarter which impacted core business growth. In light of the challenges we faced, we feel that our overall third quarter performance was strong, and we continue to remain upbeat about the outlook for our business going forward.”

Third Quarter 2006 Detailed Results

Stamps.com reported 2006 third quarter GAAP net income of $4.26 million, including approximately $719 thousand, or approximately $0.03 per fully diluted share, of stock-based compensation expense related to the Company’s adoption of FASB Statement 123R that began during the first quarter of 2006. On a per share basis, total 2006 third quarter GAAP net income was $0.18 based on fully diluted shares outstanding of 24.1 million. The approximately $719 thousand stock-based compensation expense was allocated among cost of sales, sales and marketing, research and development, and general and administrative categories, based on individual employee or Board of Directors costs and positions, as shown in the following table.

All amounts in millions of dollars except per share or margin data:	Non-GAAP Amounts Excluding 123R	FASB 123R Related Costs	GAAP Amounts as Reported

Cost of Sales	$4.99	$0.10	$5.10
Research & Development	$1.99	$0.25	$2.24
Sales & Marketing	$5.87	$0.10	$5.97
General & Administrative	$2.36	$0.27	$2.63
Total Expenses	$15.21	$0.72	$15.93

Total gross margin	73.6%	(0.5%)	73.1%

Net Income	$4.98	($0.72)	$4.26

On a diluted per share basis	$0.21	($0.03)	$0.18

Shares used in per share calculation	24,091	24,091	24,091

Excluding the FASB Statement 123R expense, 2006 third quarter non-GAAP net income was $4.98 million. On a per share basis, 2006 third quarter non-GAAP net income per fully diluted share was $0.21 based on fully diluted shares outstanding of 24.1 million. In the third quarter of last year, which also did not include any 123R-related expenses, net income per fully diluted share was $0.11 based on fully diluted shares outstanding of 23.7 million. Thus, the year over year increase from 2005 third quarter GAAP earnings per share versus 2006 third quarter non-GAAP earnings per share was 92%.

PhotoStamps

During the third quarter, approximately 176 thousand sheets, or more than 3.5 million individual PhotoStamps, were shipped to customers. Since the beginning of the third market test in May 2005, more than 1.1 million sheets, or more than 22 million individual PhotoStamps, have been shipped to customers. Total third quarter PhotoStamps revenue was $3.1 million. Third quarter gross margin for the PhotoStamps business line was 34%, the same as the third quarter last year. Stamps.com continued to invest in the PhotoStamps business for long-term growth, with estimated total sales and marketing expenses directly related to PhotoStamps exceeding PhotoStamps gross profits for the third quarter.

Share Repurchase

Stamps.com’s Board of Directors previously authorized a share repurchase program for up to $20 million of its common stock through November 2006. During the third quarter and in the fourth quarter to date, the Company purchased approximately 415 thousand shares for a total amount of $8.0 million under its share repurchase program. The Company's purchase of any of its shares is subject to limitations that may be imposed on such purchases by applicable securities laws and regulations and the rules of the Nasdaq Stock Market. Purchases may be made in the open market, or in privately negotiated transactions from time to time at the Company's discretion. The timing of purchases, if any, and the number of shares to be bought at any one time will depend on market conditions.

Business Outlook

Stamps.com currently expects total fiscal 2006 revenue to be $82 to $85 million. Fiscal 2006 GAAP net income per share is expected to be $0.64 to $0.67, including approximately $2.7 million of stock-based compensation expense related to the Company’s adoption of FASB Statement 123R that began in fiscal 2006. Excluding the FASB Statement 123R expenses, non-GAAP fiscal 2006 net income per fully diluted share is expected to be $0.75 to $0.78.

For fiscal 2007, Stamps.com currently expects total revenue to be $90 to $100 million. Fiscal 2006 GAAP net income per share is expected to be $0.70 to $0.80, including approximately $2.4 million of stock-based compensation expense related to FASB Statement 123R. Excluding the FASB Statement 123R expenses, non-GAAP fiscal 2007 net income per fully diluted share is expected to be $0.80 to $0.90.

Quarterly Conference Call

The Stamps.com financial results conference call will be Web cast today at 5:00 p.m. Eastern Time and may be accessed at investor.stamps.com. The Company plans to discuss its business outlook during the conference call. Following the conclusion of the Web cast, a replay of the call will be available at the same website.

About Stamps.com and PhotoStamps

Stamps.com (Nasdaq: STMP) is a leading provider of Internet-based postage services. Stamps.com enables small businesses, enterprises, and consumers to print U.S. Postal Service-approved postage with just a PC, printer and Internet connection, right from their home or office. The Company targets its services to small businesses and home offices, and currently has partnerships with companies including Microsoft, CompUSA, EarthLink, HP, NCR, Office Depot, Vendio and the U.S. Postal Service.

PhotoStamps is a patented Stamps.com product that couples the technology of PC Postage with the simplicity of a web-based image upload and order process. Since launching PhotoStamps for the second market test in May 2005, more than 22 million individual PhotoStamps have been ordered by customers. PhotoStamps is currently available under authorization of the U.S. Postal Service for its third phase market test, with an initial authorization for one year through May 16, 2007 and an option for the Postal Service™ to extend the test for a second year. Photo NetStamps are available under the same market test as PhotoStamps.

Non-GAAP Measures

To supplement the Company’s condensed financial statements presented in accordance with GAAP, Stamps.com uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP net income, non-GAAP earnings per diluted share, and non-GAAP gross margin. These non-GAAP measures are provided to enhance investors’ overall understanding of the Company’s current financial performance and the Company’s prospects for the future and provide further information for comparative information due the adoption of the new accounting standard FAS 123R. The Company believes the non-GAAP measures that exclude stock-based compensation enhance the comparability of results against prior periods. These measures should be considered in addition to results prepared in accordance with generally accepted accounting principles, but should not be considered a substitute for, or superior to, GAAP results. Reconciliation to the nearest GAAP measure of all non-GAAP measures included in this press release can be found in the financial tables included on page 2 of this press release.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements about our anticipated results and available products that involve risks and uncertainties. Important factors, including the Company's ability to complete and ship its products and obtain or maintain regulatory approval, which could cause actual results to differ materially from those in the forward-looking statements, are detailed in filings with the Securities and Exchange Commission made from time to time by STAMPS.COM, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2005, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. STAMPS.COM undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Stamps.com, the Stamps.com logo and PhotoStamps are trademarks or registered trademarks of Stamps.com Inc. All other brands and names are property of their respective owners.

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STAMPS.COM INC.

CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except per share data: unaudited)

	Three Months ended September 30,		Nine Months ended September 30,
	2006	2005	2006	2005
Revenues:
Service	$13,057	$10,945	$40,142	$30,484
PhotoStamps	3,148	1,785	10,756	2,944
Product	1,924	1,766	6,297	5,476
Other	780	777	2,416	2,389
Total revenues	18,909	15,273	59,611	41,293
Cost of revenues:
Service	2,332	2,266	7,334	7,294
PhotoStamps	2,085	1,186	6,884	1,950
Product	553	526	1,934	1,597
Other	125	122	403	386
Total cost of revenues	5,095	4,100	16,555	11,227
Gross profit	13,814	11,173	43,056	30,066
Operating expenses:
Sales and marketing	5,971	4,959	19,241	13,098
Research and development	2,239	1,735	6,737	4,811
General and administrative	2,626	2,446	8,997	7,343
Total operating expenses	10,836	9,140	34,975	25,252
Income from operations	2,978	2,033	8,081	4,814
Other income, net:
Interest income	1,339	588	3,817	1,585
Other income	-	-	-	64
Total other income, net	1,339	588	3,817	1,649
Pre-tax income	4,317	2,621	11,898	6,463
Provision for income taxes	54	57	119	137
Net income	$4,263	$2,564	$11,779	$6,326
Net income per share:
Basic	$0.18	$0.11	$0.50	$0.28
Diluted	$0.18	$0.11	$0.48	$0.27
Weighted average shares outstanding:
Basic	23,458	22,794	23,443	22,665
Diluted	24,091	23,749	24,346	23,670

CONDENSED BALANCE SHEETS
(in thousands)

	September 30,	December 31,
	2006	2005

ASSETS
Cash and investments	$116,093	$103,979
Trade accounts receivable	2,275	2,131
Other accounts receivable	795	628
Other current assets	2,080	1,278
Property and equipment, net	5,229	4,492
Intangible assets, net	2,218	3,666
Other assets	3,944	2,280
Total assets	$132,634	$118,454

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Accounts payable and accrued expenses	$8,458	$8,514
Total Liabilities	8,458	8,514

Stockholders' equity:
Common stock	47	46
Additional paid-in capital	617,986	607,869
Treasury Stock	(11,421)	(3,737)
Accumulated deficit	(481,904)	(493,683)
Unrealized loss on investments	(532)	(555)
Total stockholders' equity	124,176	109,940
Total liabilities and stockholders' equity	$132,634	$118,454